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Press Release

NOMADIC COLLABORATION INTERNATIONAL, INC. EXECUTES MERGER AGREEMENT TO ACQUIRE LIQUIDGOLF CORPORATION

Wednesday, February 12, 2003

PANAMA CITY, Panama -- (BUSINESS WIRE)--Feb. 12, 2003--Nomadic Collaboration International, Inc. (OTCBB: NDCI - News) announced today that it entered into a definitive merger agreement providing for the merger of LGC Acquisition Company, a wholly-owned subsidiary of Nomadic, into LiquidGolf Corporation, with LiquidGolf becoming a wholly-owned subsidiary of Nomadic. The closing of the merger is expected to take place within the next several weeks.

Under the terms of the agreement, Nomadic will issue one share of common stock for every three shares of LiquidGolf stock currently outstanding.

LiquidGolf is a golf equipment, accessories and apparel retailer. It operates out of a retail store located in Apopka, Florida, and through the Internet at www.liquidgolf.com. LiquidGolf markets to golfers and businesses within the golf industry. In addition to traditional retailing, LiquidGolf provides technology and fulfillment operations to golf retailers selling through the Internet and operates an online golf community. LiquidGolf seeks to provide a full range of golf related products and services to consumers and members of the business community.

Dwain Brannon, President of LiquidGolf Corporation stated, "This is a very important event for LiquidGolf. We believe that the support of our Investment Bankers, PanAmerica Capital Group, Inc. for this merger and our future plans puts LiquidGolf in a position to successfully execute our plan of expansion."

Ricardo Garcia De Paredes, President of Nomadic, stated, "We are very excited to enter into the merger agreement with LiquidGolf. We believe the combination of the companies will enhance stockholder value, and we look forward to working with LiquidGolf's management to finalize the merger."

The Board of Directors of each company has unanimously approved the merger. Consummation of the merger is subject to a number of conditions including, among other things, approval by a majority of Nomadic's stockholders of changes to its Articles of Incorporation increasing the number of authorized shares of common stock from 666,666 to 100,000,000 shares.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term as defined in
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nomadic's filings under the Securities Exchange Act of 1934 for factors that could cause actual results to differ materially. Nomadic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future results or performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.